SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

                                 -------------

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                       Date of Report: November 15, 2000



                            FRONTLINE CAPITAL GROUP
            (Exact name of Registrant as specified in its Charter)




                                   Delaware
                           (State of Incorporation)


            0-30162                                     11-3383642
     (Commission File Number)                    (IRS Employer Id. Number)


                        1350 Avenue of the Americas                     10019
                            New York, New York                       (Zip Code)
                 (Address of principal executive offices)

                                (212) 931-8000
             (Registrant's telephone number, including area code)


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Item 5.  Other Events

         Intuit Inc. ("Intuit") has agreed to acquire EmployeeMatters, Inc., a FrontLine Capital Group (the "Company") partner company, pursuant to an Agreement and Plan of Merger, dated as of November 15, 2000 (the "Merger Agreement"). Under the terms of the Merger Agreement, the Company will receive consideration in the form of Intuit common stock, valued at approximately $34 million as of November 15, 2000. Under the terms of the Merger Agreement, the number of shares of Intuit common stock to be received by the Company is subject to adjustment under certain circumstances. In addition, the Company will be required to deposit into escrow for a one-year period approximately $1.3 million of the Intuit shares of common stock that it receives in the offering (subject to adjustment as provided in the Merger Agreement) in order to secure, in part, its indemnification obligations under the Merger Agreement. The transaction is subject to customary closing conditions, including certain regulatory approvals, and is expected to close by the end of 2000, but not later than January 31, 2001.

Item 7.  Financial Statements and Exhibits

(c)      Exhibits

         10 Agreement and Plan of Merger entered into as of November 15, 2000, by and among Intuit Inc., a Delaware corporation (the "Buyer"), Echo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer, EmployeeMatters, Inc., a Delaware corporation (the "Company"), FrontLine Capital Group, a Delaware corporation, and the stockholders of the Company signatory thereto.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                             FRONTLINE CAPITAL GROUP



                                             By: /s/ Scott Rechler
                                               ------------------------------
                                                 Scott Rechler
                                                 President
                                                 and Chief Executive Officer



Date:  November 22, 2000